Exhibit 99.1

FTD Companies, Inc. Announces Second Quarter 2017 Financial Results

Company Updates Full Year 2017 Outlook
Announces Executive Leadership Changes

DOWNERS GROVE, Ill. — August 8, 2017 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the second quarter and six months ended June 30, 2017.
John C. Walden, FTD’s President and Chief Executive Officer, commented, “I am pleased with the considerable progress we have made on our strategic review of our business. We remain on-track to complete our review and strategic plan later this year, and I am increasingly optimistic about our opportunities. I have also recently made two significant additions to our executive leadership team, in the critical roles of Chief Marketing Officer and Chief Operating Officer, and I expect them to make early positive impacts. Although we still have a lot of work to do and our near-term financial results remain challenged by historical underinvestment, I believe we are beginning to put in place the important building blocks required to restore the Company’s growth and create a more compelling future.”
Second Quarter Results
Consolidated revenues were $328.1 million for the second quarter of 2017, compared to $338.2 million for the second quarter of 2016. Changes in foreign currency exchange rates negatively impacted 2017 second quarter consolidated revenues by $3.5 million. Excluding the impact of foreign currency exchange rates, the decrease in second quarter consolidated revenues compared to the prior year quarter was primarily due to a decrease in Consumer segment revenues, partially offset by increases in the Provide Commerce and Florist segment revenues.
Net income was $9.7 million for the second quarter of 2017, compared to net income of $11.8 million for the second quarter of 2016. The decrease in net income was primarily attributable to an increase in sales and marketing expenses and an increase in the provision for income taxes, partially offset by a decrease in amortization of intangible assets.
Adjusted EBITDA was $31.2 million, or 9.5% of consolidated revenues, for the second quarter of 2017, compared to $45.1 million, or 13.3% of consolidated revenues, for the second quarter of 2016. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Six Month Results
Consolidated revenues were $644.6 million for the six months ended June 30, 2017, compared to $668.5 million in the six months ended June 30, 2016. Changes in foreign currency exchange rates negatively impacted consolidated revenues by $10.6 million for the first six months of 2017. Excluding the impact of foreign currency exchange rates, the decrease in six month 2017 consolidated revenues compared to the prior year period was primarily due to a decrease in Consumer segment revenues, partially offset by an increase in the Provide Commerce segment revenues.
Net income was $18.7 million for the six months ended June 30, 2017, compared to $13.5 million for the six months ended June 30, 2016.
Adjusted EBITDA was $62.3 million, or 9.7% of consolidated revenues, for the first six months of 2017, compared to $75.7 million, or 11.3% of consolidated revenues, for the prior year period.
Segment Results
Provide Commerce Segment: Provide Commerce segment revenues for the second quarter of 2017 increased 1.8% to $179.7 million, compared to $176.5 million for the second quarter of 2016, primarily as a result of a 1.3%

increase in average order value and a 0.6% increase in consumer orders. Average order value increased $0.64 to $49.86 due to favorable product mix and fewer promotional discounts on products. Second quarter of 2017 consumer orders increased due primarily to the shift in the Easter holiday from the first quarter of 2016 to the second quarter this year, partially offset by lower volume related to Mother’s Day and non-holiday periods. Within the Provide Commerce segment, second quarter 2017 revenues for the Personal Creations and Gourmet Foods businesses increased 15.2% and 4.4%, respectively.  The ProFlowers business revenues decreased 2.0% compared to the prior year quarter as a result of lower Mother’s Day related volume. Provide Commerce segment operating income was $14.5 million, or 8.1% of segment revenues, for the second quarter of 2017, compared to operating income of $22.2 million, or 12.6% of segment revenues, in the prior year quarter.
Provide Commerce segment revenues for the first six months of 2017 increased 0.6% to $335.6 million, compared to $333.6 million for the first six months of 2016. This increase was primarily driven by an increase of $1.82, or 3.7%, in average order value to $51.26, partially offset by a 3.0% decrease in consumer orders. Within the Provide Commerce segment, year-to-date 2017 revenues for the Gourmet Foods business increased 9.1% while revenues in the ProFlowers and Personal Creations businesses decreased 3.0% and 1.7%, respectively, as compared to the prior year period. Provide Commerce segment operating income was $28.0 million, or 8.3% of segment revenues, for the first six months ended June 30, 2017, compared to $29.3 million, or 8.8% of segment revenues, for the prior year period.
Consumer Segment: Consumer segment revenues for the second quarter of 2017 decreased 11.8% to $80.1 million, compared to $90.9 million for the second quarter of 2016. This decline was primarily due to a 10.7% decrease in consumer orders and a $0.97, or 1.4%, decrease in average order value to $69.17. Consumer segment operating income was $6.6 million, or 8.2% of segment revenues, for the second quarter of 2017, compared to $10.9 million, or 12.0% of segment revenues, for the prior year quarter.
Consumer segment revenues for the first six months of 2017 decreased 9.8% to $152.9 million, compared to $169.5 million for the first six months of 2016. This decline was primarily due to a 9.4% decrease in consumer orders and a $0.29, or 0.4%, decrease in average order value to $70.97. Consumer segment operating income was $12.2 million, or 8.0% of segment revenues, for the six months ended June 30, 2017, compared to $17.3 million, or 10.2% of segment revenues, for the prior year period.
Florist Segment: Florist segment revenues for the second quarter of 2017 increased 1.7% to $44.1 million, compared to $43.4 million for the second quarter of 2016, primarily driven by an increase in product revenues from sales of fresh flowers. Florist segment operating income was $12.2 million, or 27.8% of segment revenues, for the second quarter of 2017, compared to $12.6 million, or 28.9% of segment revenues, for the second quarter of 2016. Average revenues per member increased 6.4% to $3,981 for the second quarter of 2017, compared to $3,742 for the prior year quarter.
Florist segment revenues for the first six months of 2017 increased 0.3% to $90.6 million, compared to $90.4 million for the first six months of 2016. This slight increase was due to higher product revenues of $0.9 million, partially offset by a $0.6 million decrease in services revenues. Florist segment operating income was $26.2 million, or 28.9% of segment revenues, for the six months ended June 30, 2017, compared to $25.4 million, or 28.1% of segment revenues, for the prior year period. Average revenues per member increased 6.4% to $8,122 for the first six months of 2017, compared to $7,631 for the prior year period.
International Segment: International segment revenues for the second quarter of 2017 were $29.2 million, compared to $33.1 million for the second quarter of 2016. On a constant currency basis, International segment revenues decreased 1.3%, or $0.4 million, due to a 1.7% decrease in consumer orders, partially offset by a 2.4% increase in average order value. International segment operating income was $3.1 million, or 10.5% of segment revenues, for the second quarter of 2017, compared to $4.0 million, or 12.0% of segment revenues, for the prior year quarter. On a constant currency basis, International segment operating income decreased $0.6 million, or 14.5%, for the second quarter of 2017 compared to the prior year quarter.

International segment revenues for the first six months of 2017 were $74.9 million, compared to $85.5 million for the first six months of 2016. On a constant currency basis, International segment revenues were flat with the prior year period at $85.5 million. International segment operating income was $8.6 million, or 11.5% of segment revenues, for the six months ended June 30, 2017, compared to $11.4 million, or 13.3% of segment revenues, for the prior year period.
Balance Sheet and Cash Flow Highlights
Net cash provided by operating activities was $19.6 million for the six months ended June 30, 2017, compared to net cash provided by operating activities of $24.4 million for the prior year period. For each of the six month periods ended June 30, 2017 and 2016, the Company generated Free Cash Flow of $18.6 million. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Cash and cash equivalents decreased $1.6 million to $79.4 million as of June 30, 2017 compared to $81.0 million at December 31, 2016. During the six months ended June 30, 2017, the Company made scheduled payments of $10.0 million under the term loan and net repayments of $5.0 million on its revolving credit facility. Excluding debt issuance costs, debt outstanding as of June 30, 2017 was $265.0 million, of which $150.0 million is term debt and $115.0 million is associated with the Company’s revolving credit facility.
Executive Leadership Changes
The Company recently announced the appointments of Jeffrey D. T. Severts as Executive Vice President and Chief Marketing Officer, and Simha Kumar as Executive Vice President and Chief Operating Officer, effective July 10, 2017 and August 1, 2017, respectively. In the context of these organizational changes and in order to position the executive team for the long-term, Helen Quinn, Executive Vice President U.S. Consumer Floral, will leave FTD to pursue new career opportunities. In addition, Stephen Tucker, Executive Vice President and Chief Financial Officer, will also leave the Company to pursue a new career opportunity. Both will support the Company in a smooth transition through mid-September.
Business Outlook
For the full year 2017, the Company has updated its outlook. The Company now expects the following:

•
Consolidated revenues for 2017 to be down 3% to 4% on reported basis compared to the Company’s 2016 consolidated revenues of $1.12 billion, or down 2% to 3% on a constant currency basis (using an average GBP to USD exchange rate of 1:1.26 as compared to the 2016 average exchange rate of 1:1.36)

•	Net income of approximately $8 million to $12 million

•
Consolidated Adjusted EBITDA margin of 7.25% to 7.75% of consolidated revenues, primarily as a result of the lower consolidated revenues outlook and an increase in marketing investments compared to fiscal 2016

•	Capital expenditures of approximately $22 million to $25 million, primarily due to planned enhancements to the Company’s technology platform
In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts its profitability and cash flows from operations on a quarterly basis. In addition, due to a variety of factors, actual results may differ significantly from the outlook provided. These factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.”

Conference Call
The Company will be hosting a conference call today, August 8, 2017, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.
A telephonic playback and archived webcast will be available through August 22, 2017. Participants can dial 844-512-2921 to hear the playback. The passcode is 13666810.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in nearly 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct™, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.
Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.
Definitions
(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill and intangible assets. In addition, stock-based and incentive compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income/(expense), net. Please refer to the tables in this press release for a reconciliation of segment operating income to net income.
(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that were originated through our consumer websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.
(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Provide Commerce, Consumer, and International segments is tracked in their local currency, the U.S. Dollar for both the Provide Commerce and Consumer segments and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).
(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.
Non-GAAP Measures
(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense, provision/(benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill and intangible assets.
Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.
Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.
The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the

Company’s performance. The Adjusted EBITDA metric also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility. The Company also uses this measure as a basis in determining certain incentive compensation targets for certain members of the Company’s management.
Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.
An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.
(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid or received for litigation and dispute settlement charges or gains, and cash paid for restructuring and other exit costs.
Contacts
Investor Relations:
Katie Turner
646-277-1228
ir@ftdi.com

Media Inquiries:
Amy Toosley
858-638-4648
pr@ftdi.com

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Provide Commerce segment	$179,691	$176,542	$335,559	$333,639
Consumer segment	80,113	90,876	152,917	169,483
Florist segment	44,090	43,358	90,596	90,350
International segment	29,201	33,105	74,938	85,482
Intersegment eliminations	(4,949)	(5,642)	(9,371)	(10,501)
Total revenues	328,146	338,239	644,639	668,453

Operating expenses:
Cost of revenues	203,179	209,744	399,553	423,510
Sales and marketing	76,224	65,957	145,120	133,873
General and administrative	27,039	28,389	55,794	58,133
Amortization of intangible assets	3,819	15,217	7,639	30,633
Restructuring and other exit costs	136	1,185	944	1,618
Total operating expenses	310,397	320,492	609,050	647,767

Operating income	17,749	17,747	35,589	20,686
Interest expense, net	(2,440)	(2,255)	(4,713)	(4,569)
Other income, net	223	4	198	1,813

Net income before income taxes	15,532	15,496	31,074	17,930
Provision for income taxes	5,816	3,721	12,335	4,404

Net income	$9,716	$11,775	$18,739	$13,526

Earnings per common share
Basic earnings per share	$0.35	$0.42	$0.67	$0.48
Diluted earnings per share	$0.35	$0.42	$0.67	$0.48

Average Shares Outstanding:
Basic	27,452	27,640	27,415	27,647
Diluted	27,452	27,695	27,449	27,705

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$79,356	$81,002
Accounts receivable, net	22,211	26,659
Inventories	24,867	24,996
Property and equipment, net	53,227	57,559
Intangible assets, net	267,092	272,798
Goodwill	467,522	463,465
Other assets	31,222	35,835
Total assets	$945,497	$962,314

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$123,133	$157,693
Debt	261,986	276,306
Deferred tax liabilities, net	88,111	85,932
Other liabilities	14,840	14,656
Total liabilities	488,070	534,587
Total equity	457,427	427,727
Total liabilities and equity	$945,497	$962,314

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$9,716	$11,775	$18,739	$13,526
Adjustments to reconcile net income to net cash provided by/(used for) operating activities:
Depreciation and amortization	9,285	21,239	18,583	42,516
Stock-based compensation	3,529	3,440	5,870	7,480
Provision for doubtful accounts receivable	429	1,115	779	2,808
Accretion of discounts and amortization of deferred financing and debt issue costs	340	340	680	680
Impairment of fixed assets	—	398	—	398
Deferred taxes, net	(1,394)	(6,420)	1,758	(8,935)
Gains on life insurance	—	—	—	(1,583)
Other, net	(52)	59	(69)	60
Changes in operating assets and liabilities:
Accounts receivable, net	7,828	5,406	3,887	697
Inventories	2,169	4,361	170	2,412
Prepaid expenses and other assets	1,908	638	5,049	4,844
Accounts payable and accrued liabilities	(35,917)	(36,949)	(36,060)	(45,927)
Income taxes receivable or payable	(1,174)	2,226	66	4,970
Other liabilities	(1,274)	(804)	157	449
Net cash provided by/(used for) operating activities	(4,607)	6,824	19,609	24,395
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(3,174)	(3,565)	(6,370)	(8,176)
Proceeds from life insurance	—	—	—	944
Net cash used for investing activities	(3,174)	(3,565)	(6,370)	(7,232)
Cash flows from financing activities:
Proceeds from debt	55,000	—	70,000	—
Payments on long-term debt	(20,000)	(5,000)	(85,000)	(10,000)
Exercise of stock options and purchases from employee stock plans	1,042	1,304	1,042	1,304
Repurchases of common stock withheld for taxes	(25)	(7)	(1,969)	(1,640)
Repurchases of common stock	—	(8,172)	—	(8,172)
Net cash provided by/(used for) financing activities	36,017	(11,875)	(15,927)	(18,508)
Effect of foreign currency exchange rate changes on cash and cash equivalents	676	(505)	1,042	(448)
Change in cash and cash equivalents	28,912	(9,121)	(1,646)	(1,793)
Cash and cash equivalents, beginning of period	50,444	65,220	81,002	57,892
Cash and cash equivalents, end of period	$79,356	$56,099	$79,356	$56,099

Supplemental Cash Flow Information:
Cash paid for interest	$2,170	$2,160	$4,074	$3,601
Cash paid for income taxes, net	8,485	7,765	10,517	8,201
Cash paid for restructuring and other exit costs	615	537	3,233	1,302
Cash paid for litigation and dispute settlement charges	—	197	25	364
Cash paid for transaction-related costs	1,369	347	2,056	665

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Provide Commerce:
Segment revenues	$179,691	$176,542	$335,559	$333,639
Segment operating income (1)	$14,543	$22,177	$27,990	$29,253
Consumer orders (2)	3,562	3,542	6,468	6,665
Average order value (3)	$49.86	$49.22	$51.26	$49.44

Consumer:
Segment revenues	$80,113	$90,876	$152,917	$169,483
Segment operating income (1)	$6,577	$10,878	$12,237	$17,307
Consumer orders (2)	1,092	1,223	2,033	2,245
Average order value (3)	$69.17	$70.14	$70.97	$71.26

Florist:
Segment revenues	$44,090	$43,358	$90,596	$90,350
Segment operating income (1)	$12,248	$12,550	$26,202	$25,360
Average revenues per member (4)	$3,981	$3,742	$8,122	$7,631

International:
Segment revenues (in USD)	$29,201	$33,105	$74,938	$85,482
Segment revenues (in GBP)	£22,798	£23,053	£59,679	£59,617
Segment operating income (in USD) (1)	$3,066	$3,963	$8,598	$11,380
Consumer orders (2)	532	541	1,374	1,419
Average order value (in USD) (3)	$45.57	$49.90	$44.91	$49.49
Average order value (in GBP) (3)	£35.61	£34.77	£35.79	£34.53
Average currency exchange rate: GBP to USD	1.28	1.44	1.26	1.43

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA and Free Cash Flow to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME
AND NET INCOME TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Segment Operating Income (1) :
Provide Commerce	$14,543	$22,177	$27,990	$29,253
Consumer	6,577	10,878	12,237	17,307
Florist	12,248	12,550	26,202	25,360
International	3,066	3,963	8,598	11,380
Unallocated expenses	(9,400)	(10,582)	(20,855)	(20,098)
Depreciation and amortization	(9,285)	(21,239)	(18,583)	(42,516)
Operating income	17,749	17,747	35,589	20,686

Interest expense, net	(2,440)	(2,255)	(4,713)	(4,569)
Other income, net	223	4	198	1,813
Provision for income taxes	(5,816)	(3,721)	(12,335)	(4,404)
Net income (GAAP Basis)	$9,716	$11,775	$18,739	$13,526

Net income (GAAP Basis)	$9,716	$11,775	$18,739	$13,526
Interest expense, net	2,440	2,255	4,713	4,569
Provision for income taxes	5,816	3,721	12,335	4,404
Depreciation and amortization	9,285	21,239	18,583	42,516
Stock-based compensation	3,529	3,440	5,870	7,480
Transaction-related costs	269	1,131	1,070	1,257
Litigation and dispute settlement charges	—	313	—	313
Restructuring and other exit costs	136	1,185	944	1,618
Adjusted EBITDA (5)	$31,191	$45,059	$62,254	$75,683

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by/(used for) operating activities (GAAP Basis)	$(4,607)	$6,824	$19,609	$24,395
Capital expenditures	(3,174)	(3,565)	(6,370)	(8,176)
Cash paid for transaction-related costs	1,369	347	2,056	665
Cash paid for litigation and dispute settlement charges	—	197	25	364
Cash paid for restructuring and other exit costs	615	537	3,233	1,302
Free Cash Flow (6)	$(5,797)	$4,340	$18,553	$18,550